EXHIBIT 10.47
NOTICE OF GRANT OF PERFORMANCE SHARE UNITS
Pursuant to the terms and conditions of the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan, as amended (the “Plan”), and the associated Performance Share Unit Agreement (the “Agreement”), you are hereby granted an award of Performance Share Units, whereby each Performance Share Unit that becomes earned, as determined by the Committee in its sole and absolute discretion, represents the right to receive one share of common stock of the Company, par value $0.01 per share (“Stock”), plus rights to certain Dividend Equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan (the “Performance Share Units”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement.
Date of Grant: January 21, 2020 (“Date of Grant”)

Number of Performance Share Units: The number of shares of Stock that may be deliverable in respect of this Award may range from 0% to 240% of the number of Performance Share Units awarded to you as shown on the Fidelity Stock Plan Services website (the “Initial Performance Units”).

Performance Cycle: The Performance Cycle applicable to the Performance Share Units begins on January 21, 2020 and ends on:

(a) January 20, 2022 (24 months) for one third of the Initial Performance Units,
(b) January 20, 2023 (36 months) for one third of the Initial Performance Share Units, and
(c) January 20, 2024 (48 months) for the final third of the Initial Performance Share Units

(each such period, a “Performance Cycle” and the period from January 21, 2020 (the Date of Grant) to January 20, 2024, the “Grant Cycle”).

Vesting Requirements: Your right to receive Stock in respect of Performance Share Units is generally contingent, in whole or in part, upon (a) except as otherwise provided below, your continuous active service with the Company through the end of the applicable Performance Cycle (the “Continuous Service Requirement”), and (b) the level of achievement of the TSR Vesting Objective as outlined below and in Appendix A, which summarizes the TSR Vesting Objective.

The “TSR Vesting Objective” means the Company’s relative ranking in respect of the applicable Performance Cycle with regard to Total Shareholder Return (as defined in Appendix A) as compared to Total Shareholder Return of the Peer Companies (as defined in Appendix A). The level of achievement of the TSR Vesting Objective shall be determined in accordance with Appendix A. After the end of each applicable Performance Cycle, the Committee will determine the Company’s Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies and will certify the level of achievement with respect to the TSR Vesting Objective and what percentage of the Initial Performance Units eligible to vest for such Performance Cycle have been earned in accordance with the table set forth in Appendix A (such number of Performance Share Units that become earned shall hereinafter be called the “Earned Performance Units”), subject to your satisfaction of the Continuous Service Requirement.

Notwithstanding anything to the contrary herein, in the Agreement, in the Plan or in any other arrangement between you and the Company (including any employment agreement or the Amended and Restated Executive Change in Control and Severance Benefit Plan, if you participate in such plan):

(a) if a Change in Control occurs prior to the end of the Grant Cycle (the date of such occurrence, the “Change in Control Date”) and you have remained in continuous service with the Company through the Change in Control Date, then, upon the occurrence of such Change in Control, with respect to any Initial Performance Units eligible to vest for a Performance Cycle that has not ended prior to the Change in Control Date, you shall be deemed to have earned a number of Performance Share Units equal to the number of Earned Performance Units you would have earned in accordance with Appendix A, but assuming that (i) each such Performance Cycle occurring during the Grant Cycle ended on the Change in Control Date, (ii) the determination of whether, and to what extent, the TSR Vesting Objective is achieved shall be based on actual performance against the stated criteria through the Change in Control Date, (iii) the Closing Value (as defined in Appendix A) for the Company is equal to the Change in Control Price instead of calculating the Closing Value in accordance with Appendix A, and (iv) the minimum percentage of Performance Share Units that may become Earned Performance Units for a Performance Cycle that has not ended prior to the Change in Control Date is 100%. For purposes of this Award, (A) “Change in Control” shall have the meaning given such term in the Plan; provided, that, in the event of any Business Combination following which both Thomas B. Nusz and Taylor L. Reid remain as Chief Executive Officer and President, respectively, and as members of the board of directors or similar governing body, of the entity resulting from such Business Combination (not including any subsidiary thereof), the Board of the pre-Business Combination Company may determine, in its sole discretion, that no Change in Control has occurred for purposes of this Award; and (B) “Change in Control Price” shall equal the amount determined in the following clause (1), (2), (3), (4) or (5), whichever is applicable, as follows: (1) the price per share offered to holders of Stock in any merger or consolidation, (2) the per share Fair Market Value of the Stock immediately before the Change in Control, without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of assets, (3) the amount distributed per share of Stock in a dissolution transaction, (4) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (5) if such Change in Control occurs other than pursuant to a transaction described in clauses (1), (2), (3), or (4), the volume weighted average of the Company’s Stock price on each trading day in the 30-day period preceding the Change in Control Date.

(b) if your employment or service relationship with the Company or any of its Subsidiaries is terminated due to your death or Disability prior to the end of the Grant Cycle, then you shall be deemed to have earned, with respect to any Initial Performance Units eligible to vest for a Performance Cycle that has not ended prior to your termination date, a number of Performance Share Units equal to 200% of the Initial Performance Units eligible to vest with respect to such Performance Cycle. For purposes of this Award, “Disability” shall have the meaning given such term in any employment agreement between you and the Company; provided, however, that if there is no existing employment agreement between you and the Company, the term “Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation, if required by law, due to physical or mental impairment. The existence of any such Disability shall be certified, at the Company’s discretion, by either the Company’s disability carrier or a physician acceptable to both you and the Company. If the parties are not able to agree on the choice of physician, each party shall select a physician who, in turn, shall select a third physician to render such certification. In no event will your employment be terminated as a result of Disability, unless otherwise agreed to by you and the Company, until at least 180 consecutive days of leave have elapsed and the Company has provided you with written notice of termination.

(c) if your employment or service relationship with the Company or any of its Subsidiaries is terminated prior to the end of the Grant Cycle by the Company or a Subsidiary without “Cause” or by you for “Good Reason” (in each case, as such terms are defined in any employment agreement between you and the Company or in the Amended and Restated Executive Change in Control and Severance Benefit Plan, if you participate in such plan), then you shall be deemed to have earned, with respect to any Initial Performance Units eligible to vest for a Performance Cycle that has not ended prior to your termination date, the number of Earned Performance Units that you would have actually earned in accordance with Appendix A as of the end of each such Performance Cycle had you remained employed through the end of the Performance Cycle.

Any of your Performance Share Units that are eligible to be earned but that do not become Earned Performance Units as of the end of the applicable Performance Cycle shall terminate and be cancelled upon the expiration of such Performance Cycle.

Date of Settlement: Payment in respect of Earned Performance Units shall be made no later than March 15 of the calendar year following the calendar year in which the last day of the applicable Performance Cycle occurs, except that (a) in the event of your death or Disability, payments in respect of Earned Performance Units shall be made no later than the 30th day following your death or termination for Disability; and (b) in the event of a Change in Control, payments in respect of Earned Performance Units shall be made no later than five (5) business days after the Change in Control Date (in each case, the “Date of Settlement”).

All payments with respect to Earned Performance Units shall be made in freely transferable shares of Stock, and will be subject to all applicable tax withholding requirements.

Upon full settlement of the Performance Share Units hereunder and pursuant to Section 3 of the Agreement, no additional payments will be made pursuant to this Award and the Award shall terminate.

By your acceptance of this document, you and the Company hereby acknowledge receipt of the Performance Share Units issued on the Date of Grant indicated above, which have been granted under the terms and conditions contained herein and in the Plan and the Agreement. Alternatively, you acknowledge your agreement to be bound to the terms of this Notice, the Agreement and the Plan in connection with your acceptance of the Performance Share Units issued hereby through procedures, including electronic procedures, provided by or on behalf of the Company.

You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your execution of this Notice of Grant of Performance Share Units and your receipt and holding of and the vesting of the Performance Share Units, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt and holding of and the vesting of the Performance Share Units.
You further acknowledge receipt of a copy of the Plan and the Agreement and agree to all of the terms and conditions of the Plan and the Agreement, which are incorporated herein by reference.
OASIS PETROLEUM INC.,
a Delaware corporation

By:_________________________________
Name:______________________________
Title:_______________________________

Attachment: Appendix A – Total Shareholder Return Vesting Objective

Appendix A

Total Shareholder Return Vesting Objective

The TSR Vesting Objective for the Performance Share Units is outlined in this Appendix A below. The “TSR Vesting Objective” means the Company’s relative ranking in respect of the applicable Performance Cycle with regard to Total Shareholder Return as compared to the Total Shareholder Return of the Peer Companies. The Committee shall have the sole discretion for determining the level of achievement with respect to the TSR Vesting Objective and the number of Earned Performance Units for each Performance Cycle and any such determinations shall be conclusive.

        1. Defined Terms.

         (a) “Total Shareholder Return” or “TSR” means, as to the Company and each of the Peer Companies, the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the applicable Performance Cycle. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of Federal income taxation. For purposes of determining the Total Shareholder Return for the Company and each of the Peer Companies, the change in the price of the Company’s Stock and of the common stock of each Peer Company, as the case may be, shall be based upon the volume weighted average of the stock prices of the Company and each such Peer Company on each trading day in the 30-day period preceding each of the start (the “Initial Value”) and the end (the “Closing Value”) of the applicable Performance Cycle. The Initial Value of the Stock to be used to determine Total Shareholder Return over each Performance Cycle is [$______].

         (b) “Peer Company” means a company that is listed below.

• Antero Resources Corporation	• PDC Energy, Inc.
• Cabot Oil & Gas Corporation	• QEP Resources Inc.
• Callon Petroleum Company	• Range Resources Corporation
• Centennial Resource Development	• SM Energy Co.
• Cimarex Energy Co.	• Whiting Petroleum Corporation
• Matador Resources Company	• WPX Energy, Inc.
• Parsley Energy, Inc.

In addition, (i) the Standard & Poor’s Oil & Gas Exploration & Production Select Industry Index, (ii) the Standard & Poor’s 500 Index; (iii) the Russell 2000 Index; (iv) the Standard & Poor’s MidCap 400 Index; and (v) the Standard & Poor’s SmallCap 600 Index, each index to be weighted as a single company, shall also be included as a Peer Company.

If, prior to the end of any Performance Cycle, a company listed above ceases to have a class of common equity securities listed to trade on a national securities exchange which is registered with the Commission under Section 6 of the Exchange Act (a “national securities exchange”), then for purposes of determining the Total Shareholder Return for such Peer Company for the

Performance Cycle in which such company ceases to have a class of common equity securities listed to trade on a national securities exchange, the change in the price of the Peer Company’s common stock shall be based upon the volume weighted average of the stock price of such Peer Company on each trading day in the 30-day period preceding the start of the applicable Performance Cycle (the “Initial Value”) and (i) if, following the cessation of trading on a national securities exchange, such Peer Company’s class of common equity securities is publicly traded on another market, exchange or quotation system, the volume weighted average of the stock price, on whatever market, exchange or quotation system on which the Peer Company’s common equity securities is publicly traded, of such Peer Company on each trading day in the 30-day period preceding the end of the applicable Performance Cycle (the “Closing Value”) or (ii) if, following the cessation of trading on a national securities exchange, such Peer Company’s class of common equity securities is not publicly traded on another market, exchange or quotation system, the stock price of the Peer Company on the last day during the Performance Cycle that such Peer Company had a class of common equity securities which was publicly traded on another market, exchange or quotation system (the “Closing Value”). Following the end of any Performance Cycle in which such company ceases to have a class of common equity securities listed to trade on a national securities exchange, such company shall not be a Peer Company for purposes of calculating the Company’s TSR Vesting Objective under this Appendix A for any other Performance Cycle which has not ended previously within the Grant Cycle.
If, prior to the end of any Performance Cycle, a company listed above is acquired or merged and, thus, ceases to have a class of common equity securities listed to trade on a national securities exchange or publicly traded on another market, exchange or quotation system, then for purposes of determining the Total Shareholder Return for such Peer Company for the Performance Cycle in which such company is so acquired or merged, the change in the price of the Peer Company’s common stock shall be based upon the volume weighted average of the stock price of such Peer Company on each trading day in the 30-day period preceding the start of the applicable Performance Cycle (the “Initial Value”) and the stock price on the last day during the Performance Cycle that such Peer Company had a class of common equity securities listed to trade on a national securities exchange or publicly traded on another market, exchange or quotation system before the closing of the merger or acquisition (the “Closing Value”). Following the end of any Performance Cycle in which such company ceases to have a class of common equity securities listed to trade on a national securities exchange due to an acquisition or merger, such company shall not be a Peer Company for purposes of calculating the Company’s TSR Vesting Objective under this Appendix A for any other Performance Cycle which has not ended previously within the Grant Cycle.
        2. Calculation of Ranking; Earned Performance Units.

 (a) After the end of each Performance Cycle, the Committee will:
(i)calculate the Company’s Total Shareholder Return and the Total Shareholder Return of each Peer Company;
(ii)rank, from highest to lowest, the Total Shareholder Return of the Company and each Peer Company;
(iii)calculate the percentage of Initial Performance Units that will become Earned Performance Units for each corresponding TSR rank, where (i) 200% Initial Performance Units become Earned Performance

Units if the Company TSR Rank is 1, (ii) 0% Initial Performance Units become Earned if the Company TSR rank is in the bottom three, and (iii) the percentage of Initial Performance Units that become Earned corresponding to the remaining TSR rankings will be determined by distributing linearly between the highest and lowest ranking percentages between 200% and 0%, provided that the percentage of Initial Performance Units that become Earned corresponding to two rankings above the lowest ranking will be reduced to 0%; and
(iv)certify the level of achievement with respect to the TSR Vesting Objective and determine the number of Earned Performance Units for the Performance Cycle.

The following table is provided as an example of the above determination, which depends on the number of Peer Companies remaining at the end of the Performance Cycle:

Total Shareholder Return Rank (TSR Vesting Objective)	% of Initial Performance Units eligible to vest for the Performance Cycle that will become Earned Performance Units	% of Initial Performance Units eligible to vest for the Performance Cycle that will become Earned Performance Units	% of Initial Performance Units eligible to vest for the Performance Cycle that will become Earned Performance Units
1	200%	200%	200%
2	188%	188%	187%
3	176%	175%	173%
4	165%	163%	160%
5	153%	150%	147%
6	141%	138%	133%
7	129%	125%	120%
8	118%	113%	107%
9	106%	100%	93%
10	94%	88%	80%
11	82%	75%	67%
12	71%	63%	53%
13	59%	50%	40%
14	47%	38%	0%
15	35%	0%	0%
16	0%	0%	0%
17	0%	0%
18	0%

        (b) IRR Multiplier Provisions. Notwithstanding anything in Section 2(a), the Initial Performance Units shall be subject to further adjustment based solely on the Company’s IRR for a Performance Cycle, as follows:

(i)  no Initial Performance Units will become Earned Performance Units for a Performance Cycle in the event that the Company’s IRR for the period is negative;

(ii) in the event that the Company’s IRR for a Performance Cycle is positive, but less than 8%, the target percentage achieved during the calculations in Section 2(a) above with respect to the Initial Performance Units shall be further multiplied by a percentage between 50% and 100%, which shall be calculated as follows:

         [(100%-50%)/8] x [IRR%] +50%

(iii) in the event that the Company’s IRR for a Performance Cycle is equal to or greater than 8% but less than 15%, the target percentage achieved during the calculations in Section 2(a) above with respect to the Initial Performance Units shall be further multiplied by a percentage between 100% and 120%, which shall be calculated as follows: and

        [(120%-100%)/7] x [IRR%-8%] +100%

(iv) in the event that the Company’s IRR for a Performance Cycle is equal to or greater than 15%, the target percentage achieved during the calculations in Section 2(a) above with respect to the Initial Performance Units shall be further multiplied by 120%.

As an example of this Section 2(b), using a scenario where there are 18 Peer Companies and the Company’s rank is 8, the percentage of Initial Performance Units that would be earned pursuant to Section 2(a) would be 118%. If the Company’s IRR is negative, no Initial Performance Units will become Earned Performance Units. If the Company’s IRR equals 3% then only 68.75% of 118% (or 81.13%) of Initial Performance Units will become Earned Performance Units pursuant to the following calculation:

[(100%-50%)/8] x [3%] +50% = 68.75% IRR Multiplier

If the Company’s IRR equals 11%, then 108.57% of 118% (or 128.11%) of Initial Performance Units will become Earned Performance Units pursuant to the following calculation:

[(120%-100%)/7] x [3%] +100% = 108.57% IRR Multiplier

Finally, if the Company’s IRR is 20%, then 120% of 118% (or 141.6%) of Initial Performance Units will become Earned Performance Units.

(c) Notwithstanding the foregoing:

(i) if the Company’s Initial Value is greater than its Closing Value for any Performance Cycle, the greatest percentage of Performance Share

Units that may become Earned Performance Units for that Performance Cycle is 100%;

(ii) if the per share Fair Market Value of the Stock on the last day of the applicable Performance Cycle is greater than the Maximum Price (as defined below), the number of Performance Share Units that will become Earned Performance Units will be equal to the number of Performance Share Units that would otherwise become Earned Performance Units pursuant to this Appendix A multiplied by a fraction, the numerator of which is the Maximum Price and the denominator of which is the Fair Market Value of the stock on the last day of the applicable Performance Cycle; the “Maximum Price” shall be as follows:

A.For the Performance Cycle ending in 2022: $8
B.For the Performance Cycle ending in 2023: $9
C.For the Performance Cycle ending in 2024: $10

(iii) no Performance Share Units will become Earned Performance Units for a Performance Cycle unless you also satisfy the applicable Continuous Service Requirement in accordance with the terms of the Agreement and the Notice of Grant; and

(iv) the Company will have all interpretation powers provided to it within the Plan in making calculations, interpretations or decisions regarding this Award.